Exhibit 99.1

	Contacts:	NEWS RELEASE Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793

FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING ENTERS INTO

RIG CONSTRUCTION CONTRACT

State-of-the-art rig being built for Marcellus Shale drilling in Pennsylvania

FT. WORTH, TX – January 7, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) has entered into a construction contract with IDM Equipment, LLC of Houston, TX to provide a 1,600 horsepower AC Fast Moving Quicksilver Drilling System, principally for operations in Pennsylvania targeting the Marcellus Shale formation. The Company also has received the commitment of a long-standing customer to execute a three-year drilling contract upon the rig’s delivery, which is expected in June 2008. The cost of the rig, including a top drive, an air circulation system for underbalanced drilling, tubulars, handling tools and crew quarters that are not being supplied by IDM, is approximately $17 million.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “Union Drilling owns many of the largest rigs currently operating in the Appalachian Basin, and has a history of horizontally drilling the deeper formations in this area. Substantially more powerful rigs, like those we use in the Barnett Shale in Texas, may drill long horizontal sections in deeper formations more efficiently, but their design is not well-suited to the Northeast. Often the cost of flattening uneven terrain for larger rig locations and time consuming rig moves due to infrastructure constraints, such as low bridge heights and weight limitations, can more than offset the advantages of having a larger rig. We have worked closely with the engineers at IDM to make certain modifications to their standard Quicksilver Drilling System that we believe will make this rig highly effective for this market. Although it is not an immediate customer requirement, this rig also will be configured to support pad drilling, where multiple well bores are drilled from the same location.”

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-G

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

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